Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BETWEEN
STEPHEN R. CRIM
AND
AMERICAN SAFETY ADMINISTRATIVE SERVICES, INC.
Dated: August 8, 2011

EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 8th day of August, 2011, by and between American Safety Administrative Services, Inc., a Georgia corporation with its principal executive offices located in Atlanta, Georgia (the “Company”), and Stephen R. Crim, an individual resident of the State of Georgia (“Executive”), to be effective as of the Effective Date, as defined in Section 1.
BACKGROUND
Executive currently serves as the President and Chief Executive Officer of American Safety Insurance Holdings. Ltd., the Company’s ultimate parent, pursuant to the terms of an employment agreement, dated August 29, 2007 by and between Executive and the Company (the “2007 Agreement”). Executive and the Company desire to amend and restate the 2007 Agreement pursuant to the terms of this Amended and Restated Agreement, which as of the Effective Date supersedes and replaces the 2007 Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Effective Date. The effective date of this Agreement (the “Effective Date”) is August 1, 2011.
2. Employment. Executive is hereby employed as the President and Chief Executive Officer of the Company. In such capacity, Executive will have the duties and responsibilities commensurate with such position and as may be reasonably assigned to him by the Board of Directors of American Safety Insurance Holdings, Ltd., the Company’s ultimate parent, (the “Board”). Executive’s reporting responsibilities will be to the Board.
3. Employment Period. Executive’s employment hereunder will begin on the Effective Date and end on the third anniversary of the Effective Date, unless extended as hereinafter provided in this Section 3 or terminated in accordance with the provisions of Section 7 (the “Employment Period”). As of the third anniversary of the Effective Date and on each succeeding anniversary of the Effective Date during the Employment Period, Executive’s Employment Period will automatically be extended by one year so as to end on the next anniversary of the Effective Date, unless the Company otherwise provides Executive with written notice of non-renewal at least 120 days prior to the third anniversary of the Effective Date or, following any automatic extension, any succeeding anniversary of the Effective Date.
4. Extent of Service. During the Employment Period, Executive will render his services to the Company (or to its successor following a Change in Control, as defined below) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive will promote the interests of the Company and its subsidiaries and affiliated entities in carrying out Executive’s duties and will not deliberately take any action that could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its affiliates or any of their respective subsidiaries. Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder (both before and after a Change in Control); provided, however, that it will not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement.

5. Compensation and Benefits.
(a) Base Salary. During the Employment Period, Executive will be entitled to receive a base salary in the amount of $420,000.00 per year (“Initial Base Salary”), less normal withholdings, payable in equal semi-monthly installments or other installments (not less frequently than monthly) as are customary under the Company’s payroll practices from time to time. The Compensation Committee of the Board will review Executive’s then current Base Salary periodically, but no less frequently than annually, and in its sole discretion may increase Executive’s Base Salary from time to time (as so increased, the “Base Salary”). The periodic review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.
(b) Incentive and Savings Plans. During the Employment Period, Executive will be entitled to participate in incentive and savings plans, practices, policies and programs applicable generally to employees of the Company. Certain executive programs will be made available on a selective basis at the discretion of the Compensation Committee of the Board. Without limiting the foregoing, the following will apply:
(i) Annual Bonus. Executive will have an annual bonus opportunity based on specific objectives established by the Compensation Committee. The annual bonus opportunity will be per an annual bonus plan as approved by the Compensation Committee. Such annual bonus shall be paid, if at all, no later than the 15th day of the third month following the end of the year to which the annual bonus relates.
(ii) Incentive Awards. On or about the Effective Date (or previously), the Company will make (or has made) a grant of restricted stock, stock options, restricted stock units, stock appreciation rights and/or similar stock-based awards to Executive as a long-term incentive for performance and in consideration for entering into this Agreement. Executive shall be entitled to further grants of incentive awards as determined by the Compensation Committee.
(c) Vacation. Executive will be entitled to 4 weeks of vacation during each fiscal year of employment hereunder. Executive agrees that he will schedule such vacation time so as not to materially impair the performance of Executive’s duties hereunder. During the term, up to a maximum of forty (40) hours of unused vacation time to which Executive shall become entitled in any given fiscal year may be carried over to the immediately next succeeding fiscal year, and such carried-over vacation time may be used in such immediately next succeeding fiscal year. If such carried-over vacation time is not used within such immediately next succeeding fiscal year, such unused vacation time shall not accrue for use in any subsequent period. Subject to the foregoing sentence, payment shall be made for accrued and unused vacation time through the date of termination of this Agreement as described herein.
(d) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s family will be eligible for participation in, and will receive all benefits under, the welfare benefit plans, practices, policies and programs generally provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), subject to the same terms that such benefits are made available to other senior executives of the Company generally. During the Employment Period, the Company will provide a supplemental disability plan in addition to the disability plan available to employees generally, which supplemental disability plan will provide Executive with disability benefits that, when added to the disability benefits payable under the general disability plan, will equal 60% of Executive’s Base Salary as of the Disability Effective Date. The Company will impute taxable income to Executive equal to the premium amount for such supplemental disability plan during each calendar year.
(e) Expenses. During the Employment Period, Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company. In no event will such reimbursements be made, if at all, later than the last day of Executive’s taxable year next following Executive’s taxable year in which Executive incurs the expense.
(f) Fringe Benefits. During the Employment Period, Executive will be entitled to a car allowance of $1,000.00 per month payable in equal semi-monthly or other installments (not less frequently than monthly) as are customary under the Company’s payroll practices from time to time. In addition, the Company will pay, during each calendar year, up to $25,000.00 per calendar year for a Universal Life Insurance Policy on Executive’s life (or other instrument mutually agreed upon by Executive and the Company) and will impute taxable income to Executive equal to the amount paid. Executive will be entitled to such other fringe benefits as may be consistent with the plans, practices, programs and policies of the Company.

6. Change in Control. For the purposes of this Agreement, a “Change in Control” means:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of American Safety Insurance Holdings, Ltd., a Bermuda corporation (“Parent”), entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change in Control: (i) any acquisition directly from the Parent to the extent that the Parent’s board of directors expressly provides in a resolution approving such issuance that such securities shall not be considered in determining whether a Change in Control occurs, (ii) any acquisition by the Parent which reduces the number of Outstanding Parent Voting Securities and thereby results in any Person having beneficial ownership of more than 35% of the Outstanding Parent Voting Securities provided that such Person does not acquire any additional Outstanding Parent Voting Securities, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this Section 6; or
(b) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) outstanding Parent common stock (or outstanding securities issued by a surviving entity in exchange therefore) constitutes more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, and (ii) no Person (excluding the Parent or any employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or
(c) The election of a majority of the members of the board of directors of Parent, without the recommendation or approval by a majority of the existing members of the board of directors of Parent;
(d) The shareholders of the Parent approve a plan of complete liquidation or dissolution of the Parent (other than by a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent); or
(e) The failure of Parent, directly or indirectly, to own all or substantially all of the voting securities of the Company.
Notwithstanding anything in this definition to the contrary, a restructuring and/or separation of any line of business or business unit from the Parent will not of itself constitute a Change in Control;
For the avoidance of doubt, the term “Person” as used in this Section 6 includes the shareholders of a corporation or other entity that is a party to a merger, consolidation or business combination to which the Parent also is a party, including a forward or reverse subsidiary merger pursuant to which voting securities of the Parent are issued to such shareholders.
7. Termination of Employment.
(a) Death, Disability or Retirement. Executive’s employment and the Employment Period will terminate automatically upon Executive’s death or Retirement. For purposes of this Agreement, “Retirement” means normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” means voluntary termination after age 65 with ten years of service. If the Company determines in good faith that a Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company will terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”) provided that, within the 30 days after such receipt, Executive has not returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” means a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability will mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

(b) Termination by the Company. The Company may terminate Executive’s employment for Poor Performance, or with or without Cause. For purposes of this Agreement:
“Poor Performance” means the failure of Executive to meet reasonable and achievable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance will not be effective unless at least 30 days prior to such termination Executive has received written notice from the Board which specifically identifies the manner in which the Board believes that Executive has not met performance expectations and Executive has failed after receipt of such notice to resume the diligent performance of his duties to the satisfaction of the Board; and
“Cause” means:
(i) the continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies in detail the manner in which the Board believes that Executive has not substantially performed Executive’s duties, or
(ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, or
(iii) Executive’s abuse of alcohol or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company, or
(iv) Executive’s conviction for, or plea of guilty or nolo contendere to, a felony, or
(v) Executive’s acceptance of employment with an employer other than the Company or any affiliate or subsidiary of the Company, or
(vi) Executive’s conviction for any crime of moral turpitude.
(c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” means:
(i) a reduction by the Company in Executive’s Base Salary or benefits as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary or benefits of substantially all senior executives of the Company (or any of its affiliates and any of their respective subsidiaries with respect to which the Company exerts control over compensation policies); or
(ii) the Company’s requiring Executive, without his consent, to be based at any office or location other than in the greater metropolitan area of the city in which his office is located at the Effective Date; or
(iii) the Company’s changing the reporting structure so that Executive no longer reports directly to the Board; or
(iv) any significant change in Executive’s title, position, duties or responsibilities.

(d) Notice of Termination. Any termination by the Company for Poor Performance, or Cause, or by Executive for Good Reason, will be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date will be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Poor Performance or Cause will not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death, Disability or Retirement, the date of receipt of the Notice of Termination, or any later date specified therein (which will not be more than 30 days after the date of delivery of the Notice of Termination), which also shall be the date Executive’s employment is terminated, or (ii) if Executive’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be. In no event will the Date of Termination be after the end of Executive’s Employment Period, as provided for in Section 3 of this Agreement.
8. Obligations of the Company upon Termination.
(a) Prior to or More than Two Years after a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Poor Performance, Cause or Disability; Expiration of Executive’s Employment Period. If, prior to or more than two years after a Change in Control and during the Executive’s Employment Period, the Company terminates Executive’s employment other than for Poor Performance, Cause or Disability, or Executive terminates his employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, or Executive’s employment terminates upon the expiration of the Executive’s Employment Period, as described in Section 3, then, subject to Section 8(f) below (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes a Release in substantially the form of Exhibit A hereto and the period for revoking such Release (the “Release”) has expired before the 30th day after the Date of Termination):
(i) the Company will pay to Executive in a lump sum in cash within 30 days after the Date of Termination (with Executive not having any right to designate the taxable year of the payment) the sum of (A) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (B) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (A) and (B) will be hereinafter referred to as the “Accrued Obligations”); and
(ii) for the longer of (A) 18 months from the Date of Termination or (B) the remaining term of Executive’s Employment Period (the “Normal Severance Period”), the Company will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal semi-monthly or other installments (not less frequently than monthly) as are customary under the Company’s payroll practices from time to time, with the installments that otherwise would be paid within the first 30 days after the Date of Termination being paid in a lump sum on the 30th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination; provided, however, that the Company’s obligation to make or continue such payments will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and
(iii) during the Normal Severance Period, if and to the extent Executive timely elects COBRA continuation coverage and such coverage remains available, the Company no less frequently than monthly will pay for the full premium amount of such COBRA continuation coverage and will impute taxable income to the Executive equal to the full premium amount; with Executive being required to pay the amount of such premiums for the first 30 days after the Date of Termination and having the right to reimbursement from the Company on the 30th day after the Date of Termination for the payments made during that time and the balance of the premiums being paid as otherwise scheduled assuming payment of the premiums had begun immediately after the Date of Termination; provided, however that the Company’s obligation to provide such benefits will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; provided further, that to the extent Executive continues COBRA continuation coverage beyond his Normal Severance Period, Executive will be responsible for paying the full cost of the COBRA continuation coverage in accordance with the procedures of the Company generally applicable to all qualified beneficiaries receiving COBRA continuation coverage; and

(iv) on the 30th day after the Date of Termination, Executive will be paid a bonus for the year in which the Date of Termination occurs in a lump sum in cash an amount equal to 100% of his bonus opportunity (prorated through the Date of Termination) adjusted up or down by reference to his year-to-date performance at the Date of Termination in relation to the prior established performance objectives under Executive’s bonus plan for such year; provided, however that the bonus payment described in this Section 8(b)(iv) will be reduced by the amount (if any) of the bonus opportunity that Executive had previously elected to receive in the form of restricted stock of the Company; and
(v) all grants of restricted stock, restricted stock units and similar Company stock-based awards (“Restricted Stock”) held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and
(vi) all of Executive’s options to acquire Common Stock of the Company, stock appreciation rights in Common Stock of the Company and similar Company stock-based awards (“Options”) that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and
(vii) notwithstanding the provisions of the applicable Option agreement, all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(vi) above) will remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 90th day following the end of the Normal Severance Period or (C) 10 years from the date of grant of the options; and
(viii) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive his other benefits pursuant to the plans, policies, practices and programs under which such Other Benefits are provided.
(b) Prior to or More than Two Years after a Change in Control: Termination by the Company for Poor Performance. If, prior to or more than two years after the occurrence of a Change in Control, the Company terminates Executive’s employment for Poor Performance, then, subject to Section 8(f) below (and with respect to the payments and benefits described in clauses (ii) through (vi) below, only if Executive executes the Release and the period for revoking such Release expires before the 30th day after the Date of Termination):
(i) the Company will pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination (with Executive not having any right to designate the taxable year of the payment); and
(ii) for a period of 12 months after the Date of Termination (the “Poor Performance Severance Period”), the Company will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal semi-monthly installments or other installments (not less frequently than monthly) as are customary under the Company’s payroll practices from time to time, with the installments that otherwise would be paid within the first 30 days after the Date of Termination being paid in a lump sum on the 30th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination; provided, however that the Company’s obligation to make or continue such payments will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and
(iii) during the Poor Performance Severance Period, if and to the extent Executive timely elects COBRA continuation coverage and such coverage remains available, the Company no less frequently than monthly will pay for the full premium amount of such COBRA continuation coverage and will impute taxable income to the Executive equal to the full premium amount; with Executive being required to pay the amount of such premiums for the first 30 days after the Date of Termination and having the right to reimbursement from the Company on the 30th day after the Date of Termination for the payments made during that time and the balance of the premiums being paid as otherwise scheduled assuming payment of the premiums had begun immediately after the Date of Termination; provided, however that the Company’s obligation to provide such benefits will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; provided further, that to the extent Executive continues COBRA continuation coverage beyond his Poor Performance Severance Period, Executive will be responsible for paying the full cost of the COBRA continuation coverage in accordance with the procedures of the Company generally applicable to all qualified beneficiaries receiving COBRA continuation coverage; and

(iv) all grants of Restricted Stock held by Executive as of the Date of Termination that would have become vested (by lapse of time) within the 12-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and
(v) subject to the specific approval of the Compensation Committee, all of Executive’s Options that would have become vested (by lapse of time) within the 12-month period following the Date of Termination had Executive remained employed during such period will become immediately vested and exercisable as of the Date of Termination; and
(vi) notwithstanding the provisions of the applicable Option agreement, all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(b)(v) above) will remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 90th day following the end of the later of (1) six months from the Date of Termination, or (2) the end of the Poor Performance Severance Period or (C) 10 years from the date of grant of the options; and
(vii) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive his other benefits pursuant to the plans, policies, practices and programs under which such Other Benefits are provided.
(c) After or in Connection with a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If a Change in Control occurs and, within two years following such Change in Control (or if Executive can reasonably show that termination by the Executive or by the Company was prior to and in anticipation of the Change in Control this Section 8(c) will apply in lieu of Sections 8(a) or (b) for purposes of determining the amounts to which Executive will be entitled), the Company terminates Executive’s employment other than for Cause or Disability or Executive’s employment terminates upon the expiration of the Employment Period, as described in Section 3, or Executive terminates his employment for Good Reason, then, subject to Section 8(f) below (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes the Release and the period for revoking the Release expires before the 30th day after the Date of Termination):
(i) the Company (or its successor) will pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination (with Executive not having any right to designate the taxable year of the payment); and
(ii) the Company (or its successor) will pay to Executive a lump sum cash amount equal to 36 times his monthly Base Salary on the 30th day after the Date of Termination if the Change in Control qualifies as a change in ownership or effective control of the Parent or the Company, or in the ownership of a substantial portion of their assets, within the meaning of Section 409A(a)(2)(A)(v) and such lump sum is permitted under Section 409A; otherwise, payment will be made in equal semi-monthly installments or other installments (not less frequently than monthly) as are customary under the Company’s payroll practices from time to time, with the installments that otherwise would be paid within the first 30 days after the Date of Termination being paid in a lump sum on the 30th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination; provided, however, that the Company’s obligation to make or continue such payments will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement), other than the Restrictive Covenant contained in Section 13(c)(iv), and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iii) for 18 months after the Date of Termination, if and to the extent Executive timely elects COBRA continuation coverage and such coverage remains available, the Company no less frequently than monthly will pay for the full premium amount of such COBRA continuation coverage and will impute taxable income to the Executive equal to the full premium amount, with Executive being required to pay the amount of such premiums for the first 30 days after the Date of Termination and having the right to reimbursement from the Company on the 30th day after the Date of Termination for the payments made during that time and the balance of the premiums being paid as otherwise scheduled assuming payment of the premiums had begun immediately after the Date of Termination; provided, however that the Company’s obligation to provide such benefits will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement), other than the Restrictive Covenant contained in Section 13(c)(iv), and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and
(iv) on the 30th day after the Date of Termination, Executive will be paid a lump sum cash amount equal to 100% of his bonus opportunity for the year in which the Date of Termination occurs (as defined in Section 5(b)(i)); provided, however that the total bonus payment described in this Section 8(c)(iv) will be reduced by the amount (if any) of the bonus opportunity that Executive had previously elected to receive in the form of restricted stock of the Company; and
(v) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and
(vi) all of Executive’s Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and
(vii) notwithstanding the provisions of the applicable Option agreement, all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(c)(vi) above) will remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 90th day following the end of the 36-month period beginning on the Date of Termination or (C) 10 years from the date of grant of the options; and
(viii) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive his other benefits pursuant to the plans, policies, practices and programs under which such other benefits are provided; and
(ix) the restrictions on Executive’s conduct contained in Section 13(c)(iv) of this Agreement will cease to apply.
(d) Death, Disability or Retirement. Regardless of whether or not a Change in Control has occurred, if Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement, this Agreement will terminate without further obligations to Executive or his estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of other benefits. The Accrued Obligations will be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination (with no recipient having any right to designate the taxable year of the payment). With respect to the provision of other benefits, the term other benefits as used in this Section 8(e) will include, without limitation, and Executive or his estate and/or beneficiaries will be entitled to receive, benefits under such plans, programs, practices and policies relating to death or retirement benefits, if any, as are applicable to Executive on the Date of Termination.
(e) Cause or Voluntary Termination without Good Reason. Regardless of whether or not a Change in Control has occurred, if Executive’s employment is terminated for Cause, or if Executive voluntarily terminates employment without Good Reason (other than upon the expiration of the Employment Period), this Agreement will terminate without further obligations to Executive, other than for payment of Accrued Obligations within 30 days after the Date of Termination (with Executive not having any right to designate the taxable year of the payment) and the timely payment or provision of other benefits pursuant to the plans, policies, practices and programs under which such other benefits are provided.

(f) Effect of Section 409A. It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Section 409A of the Internal Revenue Code, as amended (the “Code”). Notwithstanding any other provision of this Agreement, if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then the payment of any amount or the provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after Executive’s “separation from service” or, if earlier, Executive’s death as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having the right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. If Executive incurs any additional tax, interest or penalties under Section 409A of the Code as a result of the violation thereof, the Company at that time will pay Executive an additional amount so that, after all taxes on such amount, Executive has an amount remaining equal to such additional taxes, interest or penalties. Such gross-up payment shall be made no later than the time the related taxes, interest or penalties are to be remitted. For purposes of this Agreement, Executive shall not be deemed to have terminated employment unless Executive has a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services Executive will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by Executive over the immediately preceding 36-month period. All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
9. Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 16(d), will anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or under any contract or agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
10. Certain Additional Payments by the Company.
(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it will be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10(a), if it is determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $25,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment will be made to Executive and the Payments, in the aggregate, will be reduced to the Reduced Amount. In that event, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis and lastly any benefits on a pro rata basis.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, will be made by BDO Seidman LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the accounting firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or in the event that serving as the Accounting Firm for purposes of this Section 10(b) would jeopardize the accounting firm’s status as the Company’s independent auditor, Executive will appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, will be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination but must be paid in any event by the time the related taxes are to be remitted. Any determination by the Accounting Firm will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of Executive.
(c) The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and apprises the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:
(i) give the Company any information reasonably requested by the Company relating to such claim,
(ii) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii) cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to Executive, on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. All payments to be made hereunder must be made by the end of Executive’s taxable year next following Executive’s taxable year in which the taxes are remitted or, if no taxes are remitted, the taxable year in which the matter is resolved, and all reimbursements to be made hereunder must be made by the end of Executive’s taxable year next following Executive’s taxable year in which the expenses are incurred.
(d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
11. Costs of Enforcement. Unless otherwise provided by the arbitrator(s) in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive will be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is determined to be the substantially prevailing party in the enforcement proceeding. Such reimbursement shall be paid as soon as administratively practicable (and within 30 days) after any final judgment, decision or settlement of such action.
12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.
13. Restrictions on Conduct of Executive.
(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive will be subject to the restrictions set forth in this Section 13.

(b) Definitions. The following terms used in this Section 13 have the meanings assigned to them below, which definitions apply to both the singular and the plural forms of such terms:
“Competitive Position” means any employment with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;
“Competitive Services” means the provision of specialty insurance and insurance services in the excess and surplus and alternative risk transfer markets in the United States and Bermuda.
“Competitor” means any Person engaged, wholly or in part, in Competitive Services in active and direct competition with the Company.
“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” includes, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition will not limit any definition of “confidential information” or any equivalent term under state or federal law.
“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.
“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date; provided, however, that Protected Customers shall not include brokers or agents.
“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.
“Restricted Period” means the Employment Period plus the period extending for the longer of: (i) twelve (12) months from the termination of Executive’s employment with the Company or (ii) the end of the applicable severance period.
“Restricted Territory” means the state of Georgia, any other state in which the Company or one of its affiliates writes insurance coverage.
“Restrictive Covenants” means the restrictive covenants contained in Section 13(c) hereof.
“Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c) Restrictive Covenants.
(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive will not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive will not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive will not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and will not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
Anything herein to the contrary notwithstanding, Executive will not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.
(ii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive will not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.
(iii) Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant will apply only to Protected Customers with whom Executive had Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had “Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the Protected Customer as a result of his association with the Company.
(iv) Noncompetition with the Company. The parties acknowledge:
A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company;
(B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period;
(C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company;
(D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law;

(E) that Executive is capable of competing with the Company; and
(F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.
In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement will not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.
(v) Cooperation.
A) Executive. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive will not make statements detrimental to the interests of nor engage in any activities detrimental to the Company or its officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, nor will Executive make any statements about any of the aforementioned parties to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Company, except as may be required by applicable law or regulation. Executive will also cooperate with the Company and its affiliates as a witness in all matters about which he has knowledge as a result of his position with the Company and its affiliates if the Company requests his testimony.
(B) Company. The Company will not at any time make derogatory statements or statements detrimental to the interests of nor engage in any activities detrimental to the Executive, nor will the Company make any statements about the Executive to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Executive, except as may be required by applicable law or regulation.
(d) Enforcement of Restrictive Covenants.
(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company will have the following rights and remedies, which will be independent of any others and severally enforceable, and will be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:
(A) the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and
(B) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive hereunder after his Date of Termination, excluding any Accrued Obligations.
(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement will be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability will not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term will be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question will be enforceable to the fullest extent of the applicable laws.

14. Arbitration. Any claim or dispute arising under this Agreement (other than under Section 13) will be subject to arbitration, and prior to commencing any court action, the parties agree that they will arbitrate all such controversies. The arbitration will be conducted in Atlanta, Georgia in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. § 1, et. seq. The arbitrator(s) will be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award will be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party will have the right to have the award made the judgment of a court of competent jurisdiction. By initialing below, each of Executive and Company specifically acknowledge and agree to arbitration pursuant to this Section 14.

Executive SRC Company JDS
15. Assignment and Successors.
(a) This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.
(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
16. Miscellaneous.
(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which will remain in full force and effect.
(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.
(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement will supersede any other agreement between the parties with respect to the subject matter hereof.
(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	100 Galleria Parkway
Suite 700
Atlanta, Georgia 30339
To Executive:	the address of the Executive in the Company’s records
Any party may change the address to which notices, requests, demands and other communications will be delivered by giving notice thereof to the other party in the same manner provided herein.
(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(h) Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement will bind and inure to the benefit of each party’s respective successors, transferees and permitted assigns.
(i) Construction. In construing and enforcing this Agreement, the following rules will be followed:
(1) Each provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any party. No consideration will be given to the fact or presumption that any party had a greater or lesser hand in drafting this Agreement.
(2) In construing and enforcing this Agreement, no consideration will be given to the captions of the articles, sections, subsections, and clauses of this Agreement, which are inserted for convenience in organizing and locating the provisions of this Agreement, not as an aid in its construction.
(3) Plural words will be understood to include their singular forms, and vice versa.
(4) The word “include” and its syntactical forms mean “include, but are not limited to,” and corresponding syntactical forms. The principal of ejusdem generis will not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word “including.”
(5) A defined term has its defined meaning through this Agreement, regardless of where in this Agreement the term is defined.
(6) Except as otherwise provided in this Agreement, a reference to an Article, Section, or clause means an article, section, or clause of this Agreement and may be understood to mean, for example, “Section 5.1 of this Agreement” or “Section 5.1 hereof.” The term “Section” may be used variously to identify entire Sections (as in “Section 6.8”), subsections (as in “Section 6.8(a)”), and clauses (as in “Section 6.8(h)(iii)”).
(j) Incorporation by Reference. The exhibits to this Agreement are incorporated in this Agreement by reference.
(k) Time. Time is of the essence in this Agreement.
(1) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts will be construed together and will constitute one agreement.
* * * * * * * *
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

AMERICAN SAFETY INSURANCE SERVICES, INC.

By:	/s/ Joseph D. Scollo, Jr. Name: Joseph D. Scollo, Jr.
Title: President

EXECUTIVE:

/s/ Stephen R. Crim

Stephen R. Crim

EXHIBIT A
Form of Release
This Release is granted effective as of the  _____  day of  _____,  _____, by  _____  (“Executive”) in favor of American Safety Insurance Services, Inc. and its affiliates (collectively, the “Company”). This is the Release referred to in that certain Employment Agreement dated as of by and between the Company and Executive (the `Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.
1. Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein will release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.
2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.
3. Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he will return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

EXECUTIVE: